UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2016

NATHAN’S FAMOUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3189	11-3166443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jericho Plaza, Jericho, New York		11753
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 338-8500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 11, 2016, Nathan’s Famous, Inc., a Delaware corporation (the “Company”) and Mutual Securities, Inc. (“MSI”) entered into an agreement (the “Agreement”) pursuant to which MSI has been authorized on the Company’s behalf to purchase shares of the Company’s common stock, $.01 par value (the “Common Stock”), which purchases may commence on March 21, 2016.  The Agreement was adopted under the safe harbor provided by Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended, in order to assist the Company in implementing its stock repurchase plans. As described under “Item 8.01 – Other Events” below, the Company has amended its Sixth Securities Repurchase Program to provide for the purchase of up to an additional two hundred thousand (200,000) shares of Common Stock, under such program. As a result of this amendment, Two Hundred Ninety One Thousand Seventy Four (291,074) shares are still available for purchase under the Sixth Securities Repurchase Program.

Item 8.01.	Other Events.

On March 11, 2016, the Company authorized the purchase by the Company of up to an additional 200,000 shares of Common Stock. Purchases will be made from time to time, depending on market conditions, in open market or privately negotiated transactions, at prices deemed appropriate by management. There is no set time limit on the repurchases. After giving effect to the increase in the number of shares, an aggregate of Two Hundred Ninety One Thousand Seventy Four (291,074) shares of Common Stock remain available for purchase under the Company’s Sixth Securities Repurchase Program. To date, pursuant to all share repurchase programs authorized by the Board of Directors, the Company has purchased a total of five million ninety six thousand five hundred fifty seven (5,096,557) shares of Common Stock at a cost of approximately $76,022,000.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1.	10b5-1 Issuer Repurchase Instructions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2016	NATHAN’S FAMOUS, INC.

	By:	/s/ Ronald DeVos
		Name:	Ronald DeVos
		Title:	Vice President Finance and Chief Financial Officer (Principal Financial Officer and Accounting Officer)